Filed Pursuant to Rule 424(b)(3)
File Number 333-182780

Prospectus Supplement No. 11

To Prospectus dated August 13, 2012

POSITIVEID CORPORATION
34,000,000
Shares of
Common Stock

This Prospectus Supplement No. 11 supplements the Prospectus dated August 13, 2012 relating to the resale by the selling stockholders of up to 34,000,000 shares of our common stock. This Prospectus Supplement No. 11 includes the attached Form 8-K filed by us with the Securities and Exchange Commission on March 22, 2013.

This Prospectus Supplement No. 11 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements to the Prospectus. This Prospectus Supplement No. 11 is qualified by reference to the Prospectus and any other amendments or supplements to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 11 updates and supersedes the information contained in the Prospectus and any other amendments or supplements to the Prospectus.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 11, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 11 is March 22, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013

POSITIVEID CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement

On March 18, 2013, PositiveID Corporation, a Delaware corporation (“PositiveID”), entered into an Intercreditor and Non-Disturbance Agreement (the “Agreement”) among PositiveID and MicroFluidic Systems; VeriGreen Energy Corporation, Steel Vault Corporation, IFTH NY Sub, Inc., and IFTH NJ Sub, Inc.; The Boeing Company (“Boeing”); and TCA Global Credit Master Fund, LP (“TCA”).  The Agreement sets forth the agreement of Boeing and TCA as to their respective rights and obligations with respect to the Boeing Collateral (as defined below) and the TCA Collateral (as defined below) and their understanding relative to their respective positions in the Boeing Collateral and the TCA Collateral.

The Boeing Collateral includes, among other things, all Intellectual Property Rights (as defined in the Agreement) in the MBAND Technology (as defined in the Agreement), including without limitation certain patents and patent applications set forth in the Agreement.  The TCA Collateral includes any and all property and assets of PositiveID. The liens of Boeing on the Boeing Collateral are senior and prior in right to the liens of TCA on the Boeing Collateral and such liens of TCA on the Boeing Collateral are junior and subordinate to the liens of Boeing on the Boeing Collateral.

A copy of the Agreement will be filed as an Exhibit to PositiveID’s Annual Report on Form 10-K for the year ended December 31, 2012. The description of certain terms of the Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: March 22, 2013	By:	/s/ William J. Caragol
William J. Caragol
Chief Executive Officer